Exhibit 3.1
HARRIS CORPORATION

1025 West NASA Boulevard
Melbourne, FL USA 32919
phone 1-321-727-9100
fax 1-321-727-9344
www.harris.com

BY-LAWS OF

HARRIS CORPORATION

As Amended and Restated Effective May 30, 2018

BOD-18-298    assuredcommunications™

BY-LAWS OF
HARRIS CORPORATION

ARTICLE I.
Offices.

The registered office of Harris Corporation (the “Company”) shall be in the City of Wilmington, County of New Castle, State of Delaware.

The Company may also have offices at such other places as the Board of Directors from time to time may determine or the business of the Company may require.

ARTICLE II.
Meetings of Shareholders.

Section 1.    Place of Meeting. All meetings of shareholders for the election of directors or for any other purposes whatsoever shall be held at the office of the Company in the City of Wilmington, Delaware, or elsewhere within or without the State of Delaware, as may be decided upon from time to time by the Board of Directors and indicated in the notice of the meeting.

Section 2.    Annual Meeting. The annual meeting of the shareholders shall be held on such date as the Board of Directors may determine and at the time as shall be decided by the Board of Directors and indicated in the notice of the meeting. Directors shall be elected thereat and such other business transacted as may be specified in the notice of the meeting, or as may be properly brought before the meeting.

Section 3.    Special Meetings. (a) Special meetings of the shareholders may be called by, and only by, (i) the Board of Directors, or (ii) solely to the extent required by Section 3(b) hereof, the Secretary of the Company. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

(b)    A special meeting of the shareholders shall be called by the Secretary upon the written request of the holders Owning of record continuously for a period of at least one year prior to the date set forth on the Special Meeting Request (as defined below) not less than twenty-five percent of the voting power of all outstanding shares of common stock of the Company (the “Requisite Percent”), subject to the following:

(1)    In order for a special meeting upon shareholder request (a “Shareholder Requested Special Meeting”) to be called by the Secretary, one or more written requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of common stock of the Company (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Company and must set forth:

(i)    the information required by the second paragraph of Section 8(b) of this Article II; and

(ii)    an agreement by the requesting shareholder(s) to notify the Company immediately in the case of any disposition prior to the record date for the Shareholder Requested Special Meeting of shares of common stock of the Company owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached.
For purposes of this Section 3 and references to Shareholder Requested Special Meetings in these By-Laws, “Own”, “Owned” or “Owning” shall mean shares (a) with respect to which a person has title or to which a person’s nominee, custodian or other agent has title and which such nominee, custodian or other agent is holding on behalf of such person, or (b) with respect to which a person (1) has purchased, or has entered into an unconditional contract, binding on both parties thereto, to purchase such shares, but has not yet received such shares, (2) owns a security convertible into or exchangeable for such shares and has tendered such security for conversion or exchange, (3) has an option to purchase or acquire, or rights or warrants to subscribe to, such shares, and has exercised such option, rights or warrants or (4) holds a securities futures contract to purchase such shares and has received notice that the position will be physically settled and is irrevocably bound to receive the underlying shares; provided, that (I) a shareholder or beneficial owner shall be deemed to Own shares only to the extent that such shareholder or beneficial owner has a net long position in such shares, (II) the number of shares Owned, directly or indirectly, by any shareholder or beneficial owner shall not include the number of shares as to which such holder does not have the right to vote or direct the vote on the matter or matters to be brought before the special shareholders meeting, (III) a shareholder or beneficial owner shall not be deemed to Own shares as to which such holder has entered into any Derivative Transaction (as defined in Section 8 of this Article II) and (IV) whether shares constitute shares Owned shall be decided by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Company and its shareholders.
The Company will provide the requesting shareholder(s) with notice of the record date for the determination of shareholders entitled to vote at the Shareholder Requested Special Meeting. Each requesting shareholder is required to update the notice delivered pursuant to this Section 3 not later than ten business days after such record date to provide any material changes in the foregoing information as of such record date.
In determining whether a special meeting of shareholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (y) has been dated and delivered to the Secretary within sixty days of the earliest dated of such Special Meeting Requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within ten business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder. Any requesting shareholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Company; provided, however, that if following such revocation (or any deemed revocation pursuant to clause (ii) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been delivered to the Company is referred to herein as the “Request Receipt Date”.

(2)    A Special Meeting Request shall not be valid if:

(i)    the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law;

(ii)    the Request Receipt Date is during the period commencing ninety days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

(iii)    the purpose specified in the Special Meeting Request is not the nomination, election or removal of directors and an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at any meeting of shareholders held within the twelve months prior to the Request Receipt Date;

(iv)    the purpose specified in the Special Meeting Request is the nomination, election or removal of directors and a Similar Item was presented at any meeting of shareholders held within one hundred and twenty days prior to the Request Receipt Date; or

(v)    a Similar Item is included in the Company’s notice as an item of business to be brought before a shareholder meeting that has been called but not yet held or that is called for a date within ninety days of the Request Receipt Date.

(3)    A Shareholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the Shareholder Requested Special Meeting shall be called for a date not more than ninety days after the Request Receipt Date.

(4)    Business transacted at any Shareholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (ii) any additional matters that the Board of Directors determines to include in the Company’s notice of the meeting. If none of the shareholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Shareholder Meeting Request, the Company need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.

(5)    For the avoidance of doubt, nothing herein shall be deemed to entitle any shareholder to the reimbursement of expenses for soliciting proxies or any other expenses incurred by such shareholder in connection with any shareholder meeting, which expenses shall be borne by such shareholder and not by the Company.

Section 4.    Notice of Meetings. A written or printed notice of every annual or special meeting of the shareholders stating the time and place and the purposes thereof shall be given to each shareholder entitled to vote thereat and to each shareholder entitled to notice as provided by law, which notice shall be given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Such notice shall be deemed given: (i) if mailed, when deposited in the United States mail, postage prepaid, directed to each shareholder at such shareholder's address as it appears on the records of the Company; (ii) if sent by electronic mail, when delivered to an electronic mail address at which the shareholder has consented to receive such notice; and (iii) if posted on an electronic network together with a separate notice to the shareholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting. It shall be the duty of the Secretary to give written notice of the annual meeting, and of each special meeting when requested so to do by the Board of Directors or as provided in Section 3(b) of this Article II. Any shareholder may waive in writing any notice required to be given by law or under these By-Laws and by attendance or voting at any meeting without protesting the lack of proper notice shall be deemed to have waived notice thereof. Notice shall be deemed to have been given to all shareholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law.

Section 5.    Shareholder List. A complete list of the shareholders entitled to vote at each meeting of shareholders, arranged in alphabetical order, with the address of each and the number of voting shares held by each, shall be prepared by or at the instance of the Secretary and made available at the location where the meeting is to be held, at least ten (10) days before every meeting, and shall at all times during the usual hours for business in said ten (10) day period and during the time of said meeting be open to examination by any shareholder.

Section 6.    Voting and Proxies. At all meetings of shareholders, only such shareholders shall be entitled to vote, in person or by proxy, who appear upon the records of the Company as the holders of shares at the time possessing voting power, or if a record date be fixed as hereinafter provided, those appearing as such on such record date. Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A shareholder may authorize another person or persons to act for such shareholder as proxy by executing a writing authorizing such person or persons to act for such shareholder as proxy or by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the shareholder.

Section 7.    Quorum and Adjournments. Except as may otherwise be required by law or by the Restated Certificate of Incorporation or by these By-Laws, the holders of a majority of the shares entitled to vote at a shareholders' meeting shall constitute a quorum to hold such meeting; provided, however, that any meeting, whether or not a quorum is present or otherwise, may, by vote of the holders of a majority of the voting shares represented thereat, adjourn from time to time and from place to place in the county wherein said meeting was originally called without notice other than by announcement at such meeting.

Section 8.    Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals. (a) The matters to be considered and brought before any annual or special meeting of shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 8 or in Section 3(b) of this Article II or Section 11 of this Article II.

(b) For any matter to be brought properly before any annual meeting of shareholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, (iii) brought before the annual meeting by a shareholder who is a shareholder of record of the Company on the date the notice provided for in this Section 8(b) is delivered to the Secretary of the Company, who is entitled to vote at the annual meeting of shareholders on such matter and who complies with the procedures set forth in this Section 8(b) or (iv) brought pursuant to Section 11 of this Article II. In addition to any other requirements under applicable law and the Restated Certificate of Incorporation and these By-Laws, written notice (the “Shareholder Notice”) of any nomination or other proposal by a shareholder must be timely and any proposal, other than a nomination, must constitute a proper matter for shareholder action. To be timely, the Shareholder Notice must be delivered to the Secretary of the Company at the principal executive office of the Company not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Shareholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

A Shareholder Notice must contain the following information: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the Shareholder Notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete description of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries beneficially owned by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction (a “Derivative Transaction”) is in place or has been entered into within the six months preceding the date of delivery of the Shareholder Notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries, or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v)  a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Shareholder Notice. As used herein, “beneficially owned” with respect to securities shall mean all securities which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act. The Shareholder Notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date. Any Shareholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee's signed consent to serve as a director of the Company if elected, and (iii)  information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).  The Company may also require any proposed nominee to furnish such other information, including completion of the Company's directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Company.  Any Shareholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons such shareholder favors the proposal.
Notwithstanding anything in this Section 8(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company at the next annual meeting is increased and either all of the nominees for director at the next annual meeting or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the

Company at the principal executive office of the Company not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(c) For any matter to be brought properly before any special meeting of shareholders, the matter must be set forth in the Company's notice of the meeting. In the event that the Company calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of the meeting, if the Shareholder Notice required by Section 8(b) hereof shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed.

(d) For purposes of this Section 8, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news or wire service or in a document publicly filed by the Company with the Securities and Exchange Commission.

(e) In no event shall the adjournment of an annual meeting or special meeting or the postponement of any meeting that does not require a change in the record date for such meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section 8. This Section 8 shall not (i) affect the rights of shareholders to request inclusion of proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) apply to the election of directors selected by or pursuant to the provisions of Article FOURTH, Section 3 of the Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Company having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

(f) The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 8 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are out of order and shall not be considered. Notwithstanding the foregoing provisions of this Section 8, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the Company to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

Section 9.    Conduct of Meetings. The Board of Directors of the Company may adopt by resolution such rules, regulations and procedures for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with applicable law and such rules and regulations adopted by the Board of Directors, the Chairman of each meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts, including causing an adjournment of such meeting, as, in the judgment of such

Chairman, are appropriate. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, including fixing the time for opening and closing the polls for voting on each matter; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies or such other persons as the Chairman shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless, and to the extent determined by the Board of Directors or the Chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 10.     Organization of Meetings. Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, or in his or her absence by the Chief Executive Officer, or in the absence of the foregoing persons by a Chairman designated by the Board of Directors, or, in the absence of any such designation, by a Chairman chosen at the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as the secretary of the meeting, but in the absence of the Secretary or Assistant Secretary, the Chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 11.     Shareholder Nominations Included in the Company’s Proxy Materials. (a) Subject to the provisions of this Section 11, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement for any annual meeting of shareholders:

(i)    the names of any person or persons nominated for election to the Board of Directors (each, a “Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 11 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii)    disclosure about each Nominee and the Nominating Shareholder required under Section 14 of the Exchange Act and the rules and regulations thereunder (the “Proxy Rules”) or other applicable law to be included in the proxy statement;

(iii)    any statement included by the Nominating Shareholder in the Nomination Notice and expressly designated therein for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 11(e)(ii) hereof), if such statement does not exceed 500 words and fully complies with the Proxy Rules, including Rule 14a-9 (the “Supporting Statement”); and

(iv)    any other information that the Company or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 11 and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 11, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Company designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Company, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 11 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)    Maximum Number of Nominees.

(i)    The Company shall not be required to include in its proxy statement for an annual meeting of shareholders more Nominees than that number of individuals as is equal to the greater of (i) two or (ii) 20% of the total number of directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this Section 11 (rounded down to the nearest whole number) (such greater number, the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by the number of: (1) Nominees whom the Board of Directors itself nominates for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 11, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 11(d) hereof but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)    If the number of Nominees pursuant to this Section 11 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Shareholder in turn will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 11(d) hereof, a Nominee or Nominating Shareholder ceases to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination of a Nominee or a Nominee becomes unwilling to serve on the Board of

Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination of the applicable Nominee(s) shall be disregarded, and the Company: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee(s) or any successor or replacement nominee(s) proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the disregarded Nominee(s) will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)    Eligibility of Nominating Shareholder.

(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 11(c) continuously for the three-year period specified in Section 11(c)(ii) hereof or (2) provides to the Secretary of the Company, within the time period referred to in Section 11(d) hereof, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 11 only if the person or group (in the aggregate) has owned at least the Minimum Number (as defined below) of shares of the Company’s common stock continuously throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 11, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall be deemed only to own the shares held by the remaining members of the group.

(iii)    The “Minimum Number” of shares of the Company’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv)    For purposes of this Section 11, an Eligible Holder “owns” only those outstanding shares of the Company as to which the Eligible Holder possesses both:

(A)    the full voting and investment rights pertaining to the shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) of this Section 11(c)(iv) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic interest of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board of Directors.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)    Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary of the Company at the principal executive office of the Company all of the following information and documents

(collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or  the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with rules promulgated under the Exchange Act;

(ii)    A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, by each Eligible Holder in such group):

(A)    the information required with respect to the nomination of directors pursuant to Section 8 of this Article II;
(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)    a representation and warranty that the Nominating Shareholder acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company;
(D)    a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Company’s securities are traded;
(E)    a representation and warranty that each Nominee:
(1)    does not have any direct or indirect relationship with the Company that would cause the Nominee to be considered not independent pursuant to the Company’s Director Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;
(2)    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(3)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and
(4)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(F)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 11(c) hereof and has provided evidence of ownership to the extent required by Section 11(c)(i) hereof;
(G)    a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 11(c) hereof through the date of the annual meeting;
(H)    details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the principal products produced, services provided or business activities engaged in by the Company or its affiliates) of the Company, within the three years preceding the submission of the Nomination Notice;
(I)    a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board of Directors;
(J)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Company’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;
(K)    if desired, a Supporting Statement; and
(L)    in the case of a Nominating Shareholder comprised of a group of Eligible Holders, the designation by all Eligible Holders in such group of one Eligible Holder in such group that is authorized to act on behalf of all Eligible Holders in such group with respect to matters relating to such Nominating Shareholders’ nomination, including withdrawal of the nomination;
(iii)    An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (and, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, each Eligible Holder in such group) agrees:

(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation or other written communication with the Company’s shareholders relating to one or more of the Company’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Company, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(D) to indemnify and hold harmless (jointly with all other Eligible Holders in a group, in the case of an Eligible Holder in such group) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 11;
(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, with respect to any Eligible Holder in such group), with the Company, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, any Eligible Holder in such group) has failed to continue to satisfy the eligibility requirements described in Section 11(c) hereof, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Company and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) such failure; and
(iv)    An executed agreement, in a form deemed satisfactory by the Board of Directors, from each Nominee pursuant to which such Nominee agrees:

(A)    to provide to the Company such other information and certifications, including completion of the Company’s directors questionnaire, as it may reasonably request;
(B)    at the reasonable request of the Governance and Corporate Responsibility Committee (or any applicable successor committee), to meet with such Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Company in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(C)    that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Company’s Corporate Governance Guidelines, Code of Conduct, Policies and Procedures with Respect to Related Person Transactions and any other Company policies and guidelines applicable to directors; and
(D)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company that has not been disclosed to the Company, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Company or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law.
The information and documents required by this Section 11(d) to be provided by the Nominating Shareholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 11(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Company.
(e)    Exceptions.

(i)    Notwithstanding anything to the contrary contained in this Section 11, the Company may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A)    the Company receives a notice pursuant to Section 8 of this Article II that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Company;
(B)    the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 11, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 11 and shall therefore be disregarded;
(C)    the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Company violating or failing to be in compliance with the Company’s By-Laws or certificate of incorporation or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the primary stock exchange on which the Company’s shares of common stock are traded;
(D)    such Nominee was nominated for election to the Board of Directors pursuant to this Section 11 at one of the Company’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
(E)    such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F)    the Company is notified, or the Board of Directors determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 11(c) hereof, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 11;
(ii)    Notwithstanding anything to the contrary contained in this Section 11, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the Proxy Rules or any other applicable law, rule or regulation.
The Company may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III.
Board of Directors.

Section 1.     Number. The Board of Directors shall consist of not less than eight nor more than thirteen members as may be determined by the Board of Directors. After any such determination, the number so determined shall continue as the authorized number of members of the Board until the same shall be changed as aforesaid. Directors need not be shareholders.

Section 2.    Manner of Election. Except as may be otherwise required by the Restated Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which (i) the Secretary of the Company receives a notice in compliance with the applicable requirements for shareholder nominations for director set forth in these By-Laws and (ii) such proposed nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.

Section 3.     Tenure; Vacancies. Each director shall hold office for the term set forth in Article ELEVENTH of the Restated Certificate of Incorporation and until his or her successor shall be elected and qualified; subject, however, to prior resignation, death or removal as provided by law. Any director may resign at any time by oral statement to that effect made at a meeting of the Board of Directors, to be effective upon its acceptance by the Board, or in writing to that effect delivered to the Secretary, to be effective upon its acceptance or at the time specified in such writing. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Section 4.    Organization Meeting. Immediately after each annual meeting of the shareholders or special meeting held in lieu thereof, the newly elected Board of Directors, if a quorum is present, shall hold an organization meeting for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given. If, for any reason, said organization meeting is not held at such time, a special meeting for such purpose shall be held as soon thereafter as practicable.

Section 5.    Regular Meetings. Regular meetings of the Board of Directors for the transaction of any business may be held at such times and places as may be determined by the Board of Directors. The Secretary shall give to each director at least five (5) days written notice of each such meeting.

Section 6.    Special Meetings. Special meetings of the Board of Directors may be held at any time and place upon call by the Chairman of the Board, the Chief Executive Officer, or a majority of the Directors. Notice of each such meeting shall be given to each director by letter, telegram or telephone or in person not less than two (2) days prior to such meeting; provided, however, that such notice shall be deemed to have been waived by the directors attending or voting at any such meeting, without protesting the lack of proper notice, and may be waived in writing or by telegram by any director either before or after such meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at such meeting.

Section 7.    Quorum. At all meetings of the Board of Directors a majority of the directors in office at the time shall constitute a quorum for the transaction of business, but in no case shall such quorum be less than one-third of the total authorized number of directors.

Section 8.    Compensation. If so determined by the Board of Directors, all or any members of the Board of Directors or of any committee of the Board who are not Company employees shall be compensated for their services in such capacities either a fixed sum for attendance at each meeting of the Board or of such committee or such other amount as may be determined from time to time by the Board of Directors. Compensation may be paid in cash and in the Company's stock and stock equivalents. Directors may be reimbursed for expenses reasonably incurred by them in attending such meetings.

ARTICLE IV.
Committees.

The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate or eliminate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more members as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in said resolution or resolutions of the Board of Directors and to the extent permitted by Delaware law shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may have power to authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless otherwise provided in the resolution of the Board of Directors designating the committees, a Board committee may create one or more subcommittees, each subcommittee to consist of one or more members of the Board committee, and delegate to a subcommittee any or all of the powers and authority of the Board committee.

ARTICLE V.
Officers.

Section 1.    Officers Designated. The officers of the Company shall be elected by the Board of Directors at their organization meeting or any other meeting. The Board of Directors shall elect the executive officers of the Company which may include a Chairman of the Board, President, and one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents, or as Senior Vice Presidents or by any other designations). In addition thereto, the officers shall include a Controller or Principal Accounting Officer, a General Counsel, a Secretary and a Treasurer. In their discretion the Board of Directors may elect one or more Assistant Secretaries and Assistant Treasurers and any other additional officers. The Chairman of the Board shall be elected from among the directors. The other officers may but need not be elected from among the directors. Any two offices may be held by the same person, but in any case where the action of more than one officer is required no one person shall act in more than one capacity.

Section 2.    Tenure of Office. The officers of the Company shall hold office until the next organization meeting of the Board of Directors and until their respective successors are chosen and qualified, except in case of resignation, death or removal. The Board of Directors may remove any officer at any time with or without cause by the vote of the majority of the directors in office at the time. A vacancy in any office may be filled by election by the Board of Directors.

Section 3.    Powers and Duties of Officers in General. The powers and duties of the officers shall be exercised in all cases subject to such directions as the Board of Directors may see fit to give. The respective powers and duties hereinafter set forth are subject to alteration by the Board of Directors. The Board of Directors is also authorized to delegate the duties of any officer to any other officer, employee or committee and to require the performance of duties in addition to those provided for herein. Subject to such directions, if any, as the Board of Directors may give from time to time, the chief executive officers of the Company are authorized to establish and to modify from time to time an organization plan defining the respective duties and functions of the officers of the Company.

Section 4.    Chairman of the Board. The Chairman of the Board shall preside at meetings of the shareholders and of the Board of Directors.

Section 5.    Chief Executive Officer. The Chief Executive Officer shall be either the Chairman of the Board and/or the President, as the Board of Directors so designates, and he or she shall have general responsibility for the major functions of the business of the Company and shall initiate and develop broad Company policies.

Section 6.    President; Vice Presidents. In the absence or disability of the Chief Executive Officer, the President shall perform the Chief Executive Officer's duties. In the absence or disability of the Chief Executive Officer and the President, the Vice Presidents, in the order designated by the Board of Directors, shall perform the Chief Executive Officer's duties. If so determined by the Board of Directors, one Vice President may be designated as manager of specific sectors, divisions, districts or such other unit or as being in charge of specific functions, another as Vice President in Charge of Sales, and other Vice Presidents as managers of specified divisions or sales districts of the Company or as being in charge of specified functions.

Section 7.    Controller or Principal Accounting Officer, General Counsel, Secretary, and Treasurer. The Controller or Principal Accounting Officer, General Counsel, the Secretary, and the Treasurer shall perform such duties as are indicated by their respective titles, subject to the provisions of Section 3 of this Article V. The Secretary shall have the custody of the corporate seal.

Section 8.     Other Officers. All other officers shall have such powers and duties as may be prescribed by the Board of Directors, or, in the absence of their action, by the chief executive officers of the Company or by the respective officers having supervision over them.

Section 9.     Compensation. The Board of Directors is authorized to determine, or to provide the method of determining, or to empower a committee of its members to determine, the compensation of all officers.

Section 10.     Bond. If so requested and authorized by the Board of Directors, the Company shall furnish a fidelity bond in such sum and with such security as the Board of Directors may require.

Section 11.    Signing Checks and Other Instruments. The Board of Directors is authorized to determine or provide the method of determining the manner in which deeds, contracts and other obligations and instruments of the Company shall be signed. However, persons doing business with the Company shall be entitled to rely upon the action of the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, the Controller or Principal Accounting Officer or General Counsel in executing contracts and other obligations and instruments, of the Company as having been duly authorized. The Board of Directors of the Company is authorized to designate or provide the method of designating depositaries of the funds of the Company and to determine or provide the method of determining the manner in which checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.

ARTICLE VI.
Indemnification of Directors and Officers.

The Company shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, is or was a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of a Subsidiary of the Company, or serves or served at the request of the Company as a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The rights provided to any person by this by-law shall be enforceable against the Company by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this by-law shall survive the termination of such person as any such director, officer, trustee, member, shareholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Company as a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article VI, except for proceedings to enforce rights provided in this Article VI, the Company shall not be obligated under this Article VI to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board.

For purposes of this by-law, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Company owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Company, shall refer to any officer elected by or appointed pursuant to authority granted by the Board of Directors of the Company pursuant to Article V of these By-Laws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the by-laws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the by-laws of such Subsidiary or other enterprise or determined by the Board of Directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Company” shall include service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan, its participants or beneficiaries shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company.

To the extent authorized from time to time by the Board of Directors, the Company may provide to (i) any one or more employees and other agents of the Company, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in this Article VI on directors and officers of the Company or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article VI.

Nothing in this Article VI shall limit the power of the Company or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys' fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article VI.

ARTICLE VII.
Corporate Seal.

The corporate seal, circular in form, shall have inscribed thereon the name of the Company and the words “Corporate Seal--Delaware.”

ARTICLE VIII.
Record Dates.

The Board of Directors may close the stock transfer books of the Company for a period not exceeding sixty (60) days preceding the date of any meeting of the shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such shareholders, and only such shareholders as shall be shareholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights as the case may be, notwithstanding any transfer of any shares on the books of the Company after any such record date fixed as aforesaid.

ARTICLE IX.
Stock.

Section 1.    Certificates; Uncertificated Shares. The shares of stock of the Company shall be represented by certificates in such form as the appropriate officers of the Company may from time to time prescribe; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company shall be uncertificated shares. Notwithstanding the foregoing or the adoption of such a resolution or resolutions by the Board of Directors, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Any such resolution shall not apply to any share represented by a certificate theretofore issued until such certificate is surrendered to the Company. Share certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each such share or a statement that each such share is without par value, as the case may be. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.

Section 2.     Signatures on Certificates. Every share certificate shall be signed, in the name of the Company, by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and countersigned, in the name of the Company, by the Corporate Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer and shall be sealed with the Company's corporate seal. Such signatures and seal may be facsimile, engraved or printed. The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require any or all certificates representing shares of stock to bear the signature or signatures of any of them. Where a certificate is signed (a) by a transfer agent or an assistant or co-transfer agent, (b) by a transfer clerk or (c) by a registrar or co-registrar, the signature thereon of any authorized signatory may be facsimile. Where a certificate is signed by a registrar or co-registrar, the signature of any transfer agent or assistant or co-transfer agent thereon may be by facsimile signature of the authorized signatory of such transfer agent or assistant or co-transfer agent. In case any officer or officers of the Company who have signed, or whose facsimile, engraved or printed signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company, such certificate or certificates may, nevertheless, be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile, engraved or printed signature or signatures have been used thereon had not ceased to be such officer or officers of the Company.

Section 3.     Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. In case of loss, theft or destruction of any certificate representing shares of stock or other securities of the Company, another may be issued, or uncertificated shares may be issued, in its place upon satisfactory proof of such loss, theft or destruction and upon the giving of a satisfactory bond of indemnity to the Company and to the transfer agents, transfer clerks and registrars, if any, of such stock or other securities, as the case may be.

Section 4.     Transfer of Shares. Subject to valid transfer restrictions and stop-transfer orders, upon surrender to the Company, or a transfer agent, transfer clerk or registrar of the Company, of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Company may issue a new certificate or new equivalent uncertificated shares, as the case may be, or in the case of uncertificated shares, upon request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Company shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder's request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, and record the transaction upon its books. In no event shall a transfer of shares affect the right of the Company to pay any dividend upon the stock to the holder of record thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Company.

Section 5.     Registered Shareholders. The Company and its transfer agents, transfer clerks and registrars, if any, shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claims to, or interest in, such shares on the part of any other person and shall not be liable for any registration or transfer of shares which are registered, or to be registered, in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary, or nominee of a fiduciary, is committing a breach of trust in requesting such registration or transfer, or with knowledge of such facts that its participation therein amounts to bad faith.

ARTICLE X.
Fiscal Year.

The fiscal year of the Company shall end on the Friday nearest June 30 unless and until the Board of Directors shall otherwise determine.

ARTICLE XI.
Amendments.

These By-Laws may be made or altered in any respect in whole or in part by the affirmative vote of the holders of a majority of the shares entitled to vote thereon at any annual or special meeting of the shareholders, if notice of the proposed alteration or change to be made is properly brought before the meeting under these By-Laws. The By-Laws may also be made or altered in any respect in whole or in part, by the affirmative vote of the majority of the directors then comprising the Board of Directors.

ARTICLE XII.
Exclusive Forum for Certain Actions.

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Restated Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).